Exhibit 99.1

®

NEWS RELEASE

Atmel Reports Preliminary 2011 Fourth Quarter Revenues

SAN JOSE, CA, February 2, 2012 — Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced that it expects 2011 fourth quarter revenues to be approximately $384 million, down 20% sequentially from the third quarter of 2011.  The company’s previous guidance indicated that revenue would decline sequentially in the range of 12% to 16% (or $403 million to $422 million). Q4 revenue was negatively affected by approximately $11 million as a result of rescheduling payments on a receivable related to an Asian distributor.

“As we progressed through our year end closing process, we expected fourth quarter revenues of about $395 million, slightly below the previously announced range,” said Stephen Cumming, Atmel’s Chief Financial Officer. “At the lower revenue number of $384 million, which reflects the rescheduled payments, gross margin is expected to remain within previously announced guidance (48% +/- 0.5%).”

As previously scheduled, the company will announce its fourth quarter and 2011 full year financial results on February 8, 2012, at which time the company will also provide updated guidance for the first quarter of 2012.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets. © 2012 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA  95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Safe Harbor for Forward-Looking Statements

Information in this release regarding Atmel’s preliminary estimates of its expected fourth quarter revenues are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change.  Stockholders should note that the company has not completed its audited financial statements for 2011, as of the date of this release, and that preliminary financial estimates of any nature may be affected by information reviewed during the audit process.  Forward-looking statements are not guarantees of future performance and actual results could differ materially from our current expectations, including preliminary financial estimates of the type referred to in this release. Factors that could cause or contribute to such differences include risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2010, filed on March 1, 2011, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Peter Schuman

Director, Investor Relations

(408) 518-8426

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